Exhibit 99.1
NEWS RELEASE



FOR IMMEDIATE RELEASE:

DIMAC CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARY AMERICOMM DIRECT MARKETING, INC. ANNOUNCE TENDER OFFER AND CONSENT SOLICITATION FOR AMERICOMM DIRECT MARKETING, INC.'S OUTSTANDING 11-5/8% SENIOR NOTES DUE 2002, SERIES B.

     Atlanta, Georgia, August 10, 1998 - DIMAC Corporation ("DIMAC") and its wholly-owned subsidiary AmeriComm Direct Marketing, Inc, (formerly National Fiberstok Corporation) ("ADMI") announced today that ADMI has commenced a tender offer and consent solicitation for its outstanding 11-5/8% Senior Notes due 2002, Series B (the "Notes").

     The purchase price to be paid for tendered Notes, including a consent payment of $20.00 per $1,000 principal amount of Notes, will equal (i) the present value on the payment date of $1,058.13 per Note (the amount payable on June 15, 1999 which is the first date on which the Notes are redeemable (the "Earliest Redemption Date"), determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the yield on the 6.0% U.S. Treasury Note due June 30, 1998, based on the bid price for such security as of 2:00 p.m., New York City time, on September 2, 1998, the second business day immediately preceding the scheduled expiration date of the tender offers, plus (y) 50 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes). The consent payment will only be paid to holders of Notes who tender their Notes and give their consent at or prior to 5:00 p.m., New York City time, on the date later of August 21, 1998, and the date on which the requisite consents to the proposed amendments are received (such date and time, as the same may be extended, the "Consent Date").

     In conjunction with the offers, ADMI is soliciting consents to eliminate substantially all of the restrictive covenants and certain default provisions in the indenture under which the Notes were issued, other than the covenants to pay interest on and principal of the Notes and the related default provisions.

     The tender offer and consent solicitation are part of an acquisition and refinancing transaction (the "Refinancing") in which DIMAC currently expects to issue new debt securities. The new notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The proceeds of the Refinancing will be used to fund the tender offer and consent solicitation, to repay certain indebtedness and to pay fees and expenses in connection with the Refinancing.

     The offer is conditioned on, among other things, the receipt of consents from the holders of at least a majority in principal amount of each of the Notes and the concurrent consummation of the proposed refinancing. Holders who tender their Notes in the offer are required to consent to the proposed amendments to the indenture.

     The offer will expire at 11:59 p.m., New York City time, on September 4, 1998, unless otherwise extended. If the expiration date of the offer is extended to a date later than September 10, 1998, the determination date for the yield of the U.S. Treasury Notes on which pricing will be based will be extended to the date that is the second business day immediately preceding such extended expiration date. Tendered Notes may be withdrawn and related consents may be revoked at any time on or prior to 5:00 p.m., New York City time, on the Consent Date.

     Any questions concerning the tender offer and consent solicitation should be directed to Credit Suisse First Boston Corporation, the Dealer Manager and Solicitation Agent, MacKenzie Partners, Inc., the Information Agent, or Wilmington Trust Company, the Depository, at the telephone numbers set forth below:

Credit Suisse          MacKenzie Partners, Inc.        Wilmington Trust Company
First Boston

212-325-3290               212-929-5500                      302-651-1562
800-221-1037               800-322-2885

     This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is only made pursuant to the offering documents.

     Through its nationwide network of 22 production facilities, DIMAC provides a comprehensive range of direct marketing services. DIMAC's direct marketing services include printing and converting capabilities, personalization and customization alternatives, information services, marketing, strategic and creative services mailing and distribution services, fulfillment and telemarketing services, custom labels and custom mailers.